EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Notice Regarding Change in Independent Accountants” in this Registration Statement on Form S-8 pertaining to the Capital Automotive Group Second Amended and Restated 1998 Equity Incentive Plan of Capital Automotive REIT and subsidiaries and to the incorporation by reference therein of our report dated November 27, 2002, with respect to the consolidated financial statements and schedule of Capital Automotive REIT for the years ended December 31, 2001 and 2000 included in its Form 8-K, filed with the Securities and Exchange Commission on December 16, 2002.

/s/ Ernst & Young LLP

McLean, VA
December 16, 2002